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Exhibit 10.7

Edwards Lifesciences

2003

Edwards Incentive Plan (EIP)

PLAN OBJECTIVE

        The Edwards Lifesciences Incentive Plan for 2003 (2003 EIP) is an annual cash bonus program designed to motivate eligible participants to achieve Edwards' financial and strategic objectives.

ELIGIBILITY

        Edwards employees in all locations worldwide are eligible to participate in the 2003 EIP if they meet all of the following criteria:

  •
  Broad Pay Group (BPG) is equivalent to "F" or higher, or equivalent positions as determined by the Plan Administrator or its designee;
  •
  Date of hire is before October 1, 2003;
  •
  Not a participant in any other commission or management incentive compensation plan intended to replace the 2003 EIP;
  •
  Full-time employee, or part-time employee regularly scheduled to work at least 20 hours per week; and
  •
  Participation has been submitted to and approved by the Plan Administrator or its designee; provided, however, participation by Edwards executive officers may be approved only by the Plan Administrator.

        Employees who are hired or are promoted into a 2003 EIP bonus-eligible position between January 1 and September 30 will be eligible for target bonuses based on their actual eligible earnings for the year.

        Part-time employees regularly scheduled to work at least 20 hours per week will be eligible for target bonuses based on their actual eligible earnings for the year.

        The Plan Administrator or its designee will consider exceptions to these general eligibility criteria on a case-by-case basis.

        Eligibility for and participation in this plan in no way constitutes a contract of employment between Edwards Lifesciences and the employee. Eligible positions and target bonus levels will be evaluated and determined on an annual basis.

        Edwards Lifesciences reserves the right to amend or terminate this plan in whole or in part at any time without any advance notification.

ELIGIBLE EARNINGS

        Eligible earnings is defined in Exhibit A.

PLAN YEAR

        The 2003 EIP plan year corresponds with the calendar year beginning January 1 and ending December 31.

PLAN ADMINISTRATOR

        The 2003 EIP Plan Administrator is the Edwards Lifesciences Compensation and Planning Committee (or its successor). The Plan Administrator may delegate responsibility for plan administration to a designee; provided, however, the Plan Administrator may not delegate its responsibility regarding the approval of target and actual bonus amounts for Edwards' executive officers.

BONUS FUNDING

        The 2003 EIP will be funded based on a percentage of Edwards' financial performance as modified by the participant organization's achievement of its Key Operating Drivers (KODs).

Financial Performance

        The Plan Administrator shall set the applicable financial performance targets and the method of determining attainment of such targets. For purposes of the initial funding of the 2003 EIP, Edwards' financial performance will be measured on the following criteria, weighted as noted:

Net Income	40%
Free Cash Flow*	25%
Revenue Growth**	35%

*
Defined as cash flow from operations less capital expenditures.
**
Assumes constant foreign exchange and excludes divested businesses.

        Actual funding levels for each category will be interpolated at 1% intervals. Performance resulting in below 50% funding will result in zero payout for that category. Results from 50% to 150% will be specified in 1% increments. Under no circumstances will a category achieve higher than 150% funding. The funding for each category will be weighted accordingly and added together to achieve a total financial performance funding amount.

        The Plan Administrator shall have sole discretion to determine if, and to what extent, the financial performance targets have been satisfied.

Key Operating Drivers (KODs)

        2003 EIP bonus funding will be further modified by achievement of five Edwards Lifesciences Key Operating Drivers (KODs). The Plan Administrator shall set the five 2003 KODs that apply generally to employees. The following regions, however, shall establish their own KODs: Asia, Europe, Japan, Latin America and North America.

        Each Executive Leadership Team member responsible for a region will:

  •
  Identify and communicate KODs for their respective business, region or function;
  •
  Track and communicate progress on the KODs; and
  •
  Recommend the number of KODs achieved for payout.

        Where applicable, regions should align KODs to corporate KODs established by the Plan Administrator.

        At the end of the plan year, each KOD will be assessed as either achieved or not achieved.

        Exhibit B provides an example of how the bonus amount would be funded assuming attainment of a certain level of financial performance (as determined by the Plan Administrator) and as modified by KOD achievement for an organization with five KODs.

TARGET BONUS LEVELS

        Unless determined otherwise by the Plan Administrator or its designee, the target bonus amounts are expressed as a percentage of an employee's 2003 eligible earnings. If a participant had a job change during the plan year that affected bonus level, the target bonus level for purposes of this EIP will be the target bonus applicable at the year end.

        If a participant transferred to another Edwards Lifesciences business, region or function during the plan year, the KOD achievement of the organization that the participant belonged to at year-end will be used for calculating bonus funding.

        Participants may receive more or less than their target bonus amounts depending on bonus funding and PMO achievement.

2

ACTUAL BONUS PAYOUTS

        A participant's actual bonus payout amount will be based on individual achievement of 2003 Performance Management Objectives (PMOs). These PMOs must be established with the participant's manager at the beginning of the year. PMOs should reflect a balance between team and individual goals, financial and non-financial goals, and be clearly aligned with Edwards' business goals and the organization's Key Operating Drivers.

        At the end of the plan year, managers and EIP participants will evaluate and discuss individual PMO achievement levels. Achievement percentages may range from 0% to 200%. Unless determined otherwise by the Plan Administrator or its designee, for every 1% awarded over 100%, a corresponding discount of 1% below 100% should be awarded to another participant so that the total PMO pool adds up to approximately 100% (changes up or down must offset each other). Under no circumstances will a participant receive a payout greater than 200%. Actual bonus payouts will then be calculated as follows:

  Payout = Target Bonus × EIP Bonus Funding % × PMO achievement %

PAYMENT OF BONUSES

        The Edwards Lifesciences Compensation and Planning Committee or its designee will review the bonus award recommendations in February 2004.

        A participant must be on the Edwards payroll with an "active" status when the bonus amount is paid except as provided in the Termination of Employment Section. EIP payout will be issued as soon as possible following the February Board of Directors meeting.

        The appropriate withholding for FICA, U.S., state and local taxes will be deducted from the bonus award including any withholding for employees subject to tax laws of other countries. EIP bonuses are also considered to be part of benefit pay. Contributions to the Edwards 401(k) Savings and Investment Plan, and the Edwards Executive Option Plan will also be deducted where appropriate. Employee Stock Purchase Plan payments will not be deducted from bonus pay.

TERMINATION OF EMPLOYMENT

        Participants who voluntarily sever their employment with Edwards or who are involuntarily terminated for reasons other than those listed below, during the plan year or in the following year before bonus payments are actually made, are ineligible for 2003 EIP bonus payouts.

        Participants who:

          1.     are involuntarily terminated due to a reduction in force, departmental restructuring or job redefinition,

          2.     become permanently disabled,

          3.     retire, or

          4.     die

  after at least six months of service during the plan year are eligible for bonus payouts based on their actual eligible earnings. The bonus amounts in these cases will be based on the full year of business performance for funding purposes and the participant's actual level of PMO completion.

EXCEPTIONS

        The Plan Administrator or its designee must approve any exception to these guidelines.

3

EXHIBIT A

Eligible Earnings

For purposes of the 2003 Edwards Lifesciences Incentive Plan eligible earnings shall include:

           1.  Payments in lieu of salary increases;

           2.  Call in pay;

           3.  Commission pay;

           4.  Double time pay;

           5.  Draws toward commissions;

           6.  Funeral pay;

           7.  Holiday pay;

           8.  Jury duty pay;

           9.  Lead pay;

         10.  Mileage pay for long haul truckers;

         11.  Military pay;

         12.  Overtime pay;

         13.  Paid absences;

         14.  Retroactive pay;

         15.  Salary or other regular pay;

         16.  Shift differentials;

         17.  Sick pay or other short-term disability pay;

         18.  Straight time pay; and

         19.  Vacation pay.

For purposes of the Edwards Lifesciences Incentive Plan (EIP) eligible earnings shall not include:

  1.
  Bonuses including incentive bonuses under any Edwards Incentive Plan, the Edwards Performance Bonus Plan and any other bonus plans;

  2.
  Amounts constituting imputed income arising from any Edwards moving expense reimbursement policies, any Edwards life insurance plans or any other Edwards fringe benefit plans;

  3.
  Amounts paid to replace benefits; and

  4.
  The following amounts paid, accrued or imputed:

  a.
  attendance awards;

  b.
  automobile allowances;

  c.
  business expense reimbursements;

  d.
  cash prizes or awards;

  e.
  Christmas gifts;

  f.
  Contest pay;

  g.
  Deferred compensation, including deferred bonuses;

  h.
  Discretionary awards;

  i.
  Employee referral awards;

  j.
  Executive perquisite allowances;

  k.
  Hiring bonuses;

  l.
  Income from sale of stock;

  m.
  Income from the exercise of stock options;

  n.
  Interest earnings and deferred compensation, including deferred bonuses;

  o.
  Invention fees and awards;

  p.
  Long term disability pay;

  q.
  Mortgage differential payments;

  r.
  Non-cash prizes or awards;

  s.
  Pay for unused sick time;

  t.
  Performance shares;

  u.
  Promotional awards;

  v.
  Relocation expense reimbursements;

  w.
  Restricted stock rights;

  x.
  Retention bonuses;

  y.
  Severance pay;

  z.
  Stock appreciation rights;

  aa.
  Tax equalization payments to expatriates;

  bb.
  Technical achievement awards;

  cc.
  Travel allowances; and

  dd.
  Tuition reimbursements; and workers' compensation benefits.

EXHIBIT B

Example

Funding and Payout Determination for 2003 EIP

Assumptions Box

Eligible Earnings:	$80,000
Target Bonus Opportunity:	10%
Target Bonus Amount:	$8,000
Financial Performance		% of Target Earned(1)	Weight	Funding % Per Category
Net Income		100%	40%	40.00%
Free Cash Flow		125%	25%	31.00%
Revenue Growth		100%	35%	35.00%
Funding Based on Financial Measures				106.00%
KOD Achievement: 3 (100%)

(1)
The Plan Administrator shall have sole discretion to determine if, and to what extent, the financial performance targets have been satisfied.

EIP Funding Matrix

	KOD Modifiers		Financial Performance Measures
	# KODs Achieved	Modifier	@80% of Target	@100% of Target	@106% of Target	@125% of Target
5 KODs	5	150%	120%	150%	159%	188%
	4	125%	100%	125%	133%	156%
	3	100%	80%	100%	106%	125%
	2	75%	60%	75%	80%	94%
	1	50%	40%	50%	53%	63%
	0	25%	20%	25%	27%	31%

Payout (Assuming 106% Funding and 100% PMO Completion)

Target	Funding @ 106%	PMO%	Payout
8,000	$8,480	100%	$8,480

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Edwards Lifesciences 2003 Edwards Incentive Plan (EIP)
Eligible Earnings
Funding and Payout Determination for 2003 EIP